ASSET PURCHASE AND SALE AGREEMENT

This Asset Purchase and Sale Agreement (this “Agreement”), dated as of August 31, 2009 (the “Agreement Date”), is entered into by and between Ram-Fab, Inc. and Jones Resource Group, Inc., both Arkansas corporations (collectively, “Seller”), and Organic Pigments, LLC, a South Carolina limited liability company (“Buyer”).  Each of Seller and Buyer may be referred to individually in this Agreement as a “Party” or collectively as the “Parties.”  Unless otherwise defined in the text of this Agreement, capitalized terms are defined in Section 10 herein.

Recitals:

WHEREAS, Ram-Fab, Inc., operates a pipe and vessel fabrication/manufacturing business in Crossett, Arkansas (the “Business”);

WHEREAS, Jones Resource Group, Inc. is the sole shareholder of Ram-Fab, Inc. and also is sole owner of the real estate and improvements which are the location of the Business (the Property) and currently leases the Property to Ram-Fab, Inc.;

WHEREAS, Buyer desires to acquire the Business and to lease the Property.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed between Seller and Buyer as follows:

1. PURCHASE AND SALE

1.1           Purchase and Sale of Assets.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date (defined herein in Section 2.1), Buyer shall purchase from Seller, and Seller shall sell, convey, transfer, assign and deliver to Buyer, all of Seller’s right, title and interest in and to Seller’s following specific property and assets (collectively, the “Purchased Assets”):

(a)
Excluding the ADFA Collateral, all equipment, tools, office equipment, office supplies, furniture, and vehicles owned by Ram-Fab, Inc. used in the Business, and including without limitation the specific items of property as set forth on Attachment 1.1(a) to be completed at Closing in accordance with the Parties’ mutual agreement and then attached to this Agreement as an exhibit;

(b)
Those accounts receivable of Ram-Fab, Inc. existing as of the Closing Date and approved for purchase by Buyer. These purchased accounts receivable, with the agreed amounts due to Seller thereunder, shall be mutually agreed to by the Parties and shall be set forth on a document to be entitled Attachment 1.1(b) to be completed at Closing in accordance with the Parties’ mutual agreement and then attached to this Agreement as an exhibit;

(c)
Those raw materials of Ram-Fab, Inc. existing as of the Closing Date and approved for purchase by Buyer. These purchased raw materials, with their agreed values, shall be mutually agreed to by the Parties and shall be set forth on a document to be entitled Attachment 1.1(c) to be completed at Closing in accordance with the Parties’ mutual agreement and then attached to this Agreement as an exhibit;

(d)
The work in progress inventory of Ram-Fab, Inc. existing as of the Closing Date and approved for purchase by Buyer (the “WIP”). The values of the WIP will be calculated as follows:  For each 100% completed spool, ready to ship, not invoiced, the total of: Material at Seller’s selling prices, and labor operations at Seller’s selling prices; and For each partially completed spool, the total of: Material at Seller’s cost plus 4%, or 4% of the value of the material if customer furnished, and labor operations at Seller’s selling prices prorated to the spool’s percentage of completion.

This purchased WIP, with their agreed values (the “Warranted Value”), shall be mutually agreed to by the Parties for each of Ram-Fab, Inc.’s jobs existing on the Closing Date and shall be set forth on a document to be entitled Attachment 1.1(d) to be completed at Closing in accordance with the Parties’ mutual agreement and then attached to this Agreement as an exhibit;

(e)	To the extent transferable, all rights under or pursuant to all warranties, representations and guarantees made by suppliers/vendors with respect to the Assets or the Business;

(f)           All Ram-Fab, Inc. (i) customer contracts and outstanding offers or solicitations existing as of the Closing Date, and (ii) all equipment leases or other executory contracts to  which Ram-Fab, Inc. is a party and which are part of the Assumed Liabilities described below (with (i) and (ii) herein collectively, the “Contracts”);

(g)
All Governmental Authorizations, if any and including without limitation environmental permits necessary to conduct the Business and all pending applications therefore or renewals thereof, in each case to the extent transferable to Buyer;

(h)
All data, computer software applications (including without limitation Sellers' MAS90 software license) and programs, computer software licenses, computerized databases, and records related to the operations of the Business, including but not limited to client and customer lists and records, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, marketing and promotional materials, studies, reports, correspondence, invoices, strategic plans, market strategies, sales and marketing studies, and other similar documents and records and, subject to any applicable legal requirements, copies of all personnel records;

(i)
All of the intangible rights and property that are owned by Ram-Fab, Inc., including but not limited to all right, title, and interest in and to all Intellectual Property, going concern value, the name “Ram-Fab, ”goodwill, telephone, internet domain names and HTML rights and other rights related to the global information system, telecopier and e-mail addresses and listings; and

1.2           Excluded Assets.  Notwithstanding anything to the contrary in Section 1.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase described herein, are excluded from the Purchased Assets and shall remain the property of Seller after the Closing:

(a)           all cash, promissory notes or other negotiable instruments;

(b)           all minute books and membership records of Seller;

(c)           all personnel records and other records that Seller is legally required to retain in its possession;

(d)           all claims for refund of taxes and other governmental charges of whatever nature, if any;

(e)           certain equipment not related to the Business as agreed to by the Parties and listed on a document to be entitled Attachment 1.2(e) to be completed at Closing in accordance with the Parties’ mutual agreement and then attached to this Agreement as an exhibit; and

(f)           the ADFA Collateral.

1.3           Assumption of Liabilities; Proration of Future Expenses.

(a)  At the Closing, on the terms and subject to the conditions, provisions, and restrictions set forth in this Agreement, Buyer agrees to assume and pay or discharge as they come due (subject, however, to Buyer’s right to contest in good faith any disputed liability) the following liabilities of Seller (the “Assumed Liabilities”):

All the accrued liabilities and trade accounts payable of Seller as of the close of business on the Closing Date and mutually agreed to by the Parties and as set forth on a document to be entitled Attachment 1.3(a) to be completed at Closing in accordance with the Parties’ mutual agreement and then attached to this Agreement as an exhibit.  Such attachment shall include all accrued but unpaid trade payables and other liabilities as of the date thereof.  Notwithstanding anything herein to the contrary, Buyer shall not assume any liabilities of Seller which are not shown on Attachment 1.3(a), and the Assumed Liabilities are limited strictly to those to be shown on Attachment 1.3(a).

Buyer shall not assume, and Seller shall retain liability for, any and all liabilities of Seller (including without limitation trade accounts payable which are not specifically described in Attachment 1.3(a) as finally prepared.

(b)           If new accounts for utilities serving the Business are not open and effective as of the Closing Date, any utility billing to Seller covering dates before and after the Closing Date shall be prorated between Seller and Buyer, with Buyer to promptly pay to Seller the prorated amount of such billing computed from and including the Closing date to the end of the billing cycle for that billing.  Any personal property taxes or other fees or charges arising from ownership of any of the Assets or operation of the Business shall be prorated as of the Closing Date and shall be handled as follows:  Seller shall be responsible to pay any such charges which accrued prior to the Closing Date, and Buyer shall be responsible to pay any such charges which accrued on or after the Closing Date.  The Party receiving the billing for any such charges shall notify the other Party of the amount it owes for the billing (with such notice to include a copy of the relevant billing and a calculation of the prorated amounts payable by each Party), and the Party so notified within ten (10) days of the notice date shall pay the other Party the amount properly due as provided in this Section 1.3(b).

1.5           Purchase Price.

(a)           Purchase Price.  The purchase price for the Purchased Assets (the “Purchase Price”) shall be a dollar amount which is equal to (i) Two Million Six Hundred Thirty-Three Thousand Six Hundred Seventy-Four Dollars ($2,633,674.00), plus (ii) the aggregate dollar amount of all the purchased accounts receivable owed to Seller as shown on Attachment 1.1(b), plus (iii) the aggregate dollar amount of all the purchased raw materials as shown on Attachment 1.1(c), plus (d) the aggregate dollar amount of the Warranted Value as shown on Attachment 1.1(d), minus (e) the aggregate dollar amount of the Assumed Liabilities as shown  on Attachment 1.3(a).
(b)           At Closing, Buyer shall tender and pay Seller the Purchase Price.

(c)           Allocation of Purchase Price.  The Purchase Price shall be allocated among the Purchased Assets in accordance with Attachment 1.5(d) to be completed at Closing in accordance with the Parties’ mutual agreement and then attached to this Agreement as an exhibit.  Provided, however, such allocation shall be in conformity with Section 1060(b) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder.  Buyer and Seller agree to cooperate in filing all information required by Section 1060(b) of the Code and the regulations promulgated thereunder, and to take no position on or with respect to any income tax return, report or filing with the Internal Revenue Service (including, without limitation, any amendments thereto) inconsistent with such allocation.  Each of the Parties hereto shall not take a position (except as required pursuant to any Order) on any tax return, before any Governmental Authority charged with the collection of any taxes or in any judicial proceeding that is in any way inconsistent with the allocation determined in accordance with this Section.  Each of Buyer and Seller shall file an Internal Revenue Service Form 8594 with respect to this transaction.

(d)            Post Closing Adjustments of Purchase Price.
             (i) Within twenty (20) days of Closing, Buyer shall complete an evaluation of the Assets purchased, including a physical inventory of the Assets, and the Liabilities assumed as of the Closing Date and will submit the same to Seller for review (the “Post-Closing Adjustment”).  Seller will have five (5) business days in which to object to the Post-Closing Adjustment. If the amount of the Post-Closing Adjustment, reduced by Ten Thousand Dollars ($10,000), is more than the Purchase Price, the Buyer will pay to the Seller the difference within three (3) business days of establishing the Post-Closing Adjustment. If the amount of the Post-Closing Adjustment, reduced by Ten Thousand Dollars ($10,000), is less than the Purchase Price, Seller will pay to the Buyer the difference within three (3) business days of establishing the Post-Closing Adjustment.  Any payments to or by a Party as provided in this paragraph shall be deemed to adjust the Purchase Price up or down by such payment amount, as applicable.

(ii)           Ram-Fab, Inc. after Closing shall pay all its debts not assumed by Buyer in a timely manner, subject to its right to contest in good faith any disputed debt. If  Ram-Fab, Inc. fails to pay any such debt within five (5) days after receiving notice from Buyer to do so, then Buyer, at its sole discretion, may pay such debt for the account of the Seller and set-off the payment against any monies payable to Seller, including without limitation rental payments payable by Buyer to Jones Resource Group, Inc under the Lease described in Section 5.2, below.  Any payments made by Buyer as provided in this paragraph shall be deemed to adjust the Purchase Price downward by such payment amount.

(iii)           Seller absolutely and unconditionally warrants that Buyer shall receive payment in full of the account receivables comprising Attachment 1.1(b). If any account receivable comprising Attachment 1.1(b) has not been paid in full within 120 days of the Closing Date, then (i) Buyer shall have the right to reassign the relevant unpaid account receivable, to the extent it was not paid in full, to Ram-Fab, Inc., and Buyer shall execute necessary reassignment documents and shall provide Ram-Fab, Inc. with copies and original documents from the acquired assets sufficient to allow it to pursue legal action against said customer to collect such receivables, if any, and (ii) Seller upon such reassignment shall pay Buyer the unpaid amount of the relevant account receivable.  Further, to the extent Seller fails to pay Buyer for any such reassigned account receivable, Buyer may setoff such debt of Seller against any monies payable by Buyer to either Seller, including without limitation rental payments payable to Jones Resource Group, Inc., under the Lease or the purchase price to be paid by Buyer to Jones Resource Group, Inc., if Buyer purchases the Property pursuant to a purchase option granted in the Lease.  The Purchase Price shall be reduced by the amount of any such setoffs made by Buyer.

 (iv)           Seller absolutely and unconditionally warrants that Buyer shall receive the Warranted Value from each of the WIP jobs which comprise the Warranted Value notwithstanding the fact that some or all of such jobs may be fulfilled by Buyer after the Closing Date. If after Buyer’s completion of any such job the respective customer does not pay all of the respective Warranted Value of that job after being billed for the same (and regardless of such customer’s reason for non-payment, including without limitation customer’s claim that Buyer has not properly fulfilled the job after Closing), Seller shall promptly repay Buyer an amount equal to the amount of the customer’s aggregate nonpayment (the “Warranted Value Deficiency”), and the Purchase Price shall be reduced accordingly.  Further, to the extent Seller fails to repay Buyer any Warranted Value Deficiency, Buyer may setoff such Warranted Value Deficiency against any monies payable by Buyer to either Seller, including without limitation rental payments payable to Jones Resource Group, Inc., under the Lease or the purchase price to be paid by Buyer to Jones Resource Group, Inc., if Buyer purchases the Property pursuant to a purchase option granted in the Lease.  The Purchase Price shall be reduced by the amount of any such setoffs made by Buyer.

1.6           Ram-Fab, Inc. Employees and Sales Representatives.

(a)           At least ten days prior to Closing, Seller shall deliver to Buyer a schedule that shall identify all of the Ram-Fab, Inc. employees with their respective compensation levels and any other employee information which Buyer reasonably requests. Immediately following the Closing, (i) Ram-Fab, Inc. shall terminate the employment of all its employees except any such employees which Buyer does not wish to hire and which Buyer approves in writing at the Closing, and (ii) Buyer may make, or may cause an affiliate or contractor to make, offers of employment to any Ram-Fab, Inc. employee chosen by Buyer, at Buyer’s sole option and discretion, and under employment terms which Buyer deems suitable in its sole discretion.    Seller and Buyer shall work together in good faith to provide a smooth transition of such employees, including, to the extent permitted by law, Seller transferring copies of the personnel records of each employee that accepts an offer of employment with Buyer and other information necessary to permit Buyer to credit such employees with periods of employment with Seller and its predecessors-in-interest.

(b)           Independent Sales Representatives.  At least ten days prior to Closing, Seller shall deliver to Buyer a schedule that shall identify all of the Independent Sales Representatives. At Closing, Buyer may make, or may cause an affiliate or contractor to make, offers to enter into an agreement with any of such Independent Sales Representatives chosen by Buyer, at Buyer’s sole option and discretion, and under agreement terms which Buyer deems suitable.  Seller shall cooperate with any actions of Buyer to contract with any such Independent Sales Representatives that Buyer chooses.

1.7           Title to Purchased Assets.  Seller shall convey to Buyer fee simple, good, marketable title, free of any Encumbrance, to all of the Purchased Assets by all necessary and appropriate documents of transfer and sale, including such bills of sale, deeds, endorsements and assignments, and other good and sufficient instruments of bargain and sale, in such form as Buyer may reasonably require, and which documents shall be sufficient to vest in the Buyer good and marketable title.

2. CLOSING

2.1 Closing Date. The consummation of the sale and transfer and conveyance of title to and possession of the Purchased Assets pursuant to this Agreement (the “Closing”) will take place on August 31, 2009 at the offices of Friday, Eldrede & Clark in Little Rock, Arkansas, or at such date, time and place and in such manner as mutually agreed upon by the Parties (the “Closing Date”).  The sale and purchase of the Purchased Assets shall be effective as of 11:59 p.m. on the Closing Date.

2.2 Transfer of Possession.  On the Closing Date, Seller, through its officers, agents and employees, will put Buyer into full possession of the Purchased Assets and the copies of documents to be delivered pursuant to Section 2.4 below. If any of the Purchased Assets are not located at the Property, Seller shall make arrangements with the appropriate Persons to ensure that Buyer may take possession and control of such assets.

2.3 Buyer’s Closing Date Deliveries.  Subject to fulfillment or waiver of the conditions set forth in Section 6, at the Closing Buyer shall deliver to Seller all of the following:

(a) The Purchase Price, payable by wire transfer or bank cashier check;

(b)           The Lease and Memorandum, executed by the lessee therein; and

(c)           Such other documents and instruments, executed by duly authorized officers of Buyer where applicable, as may be reasonably requested by Seller.

       2.4           Seller’s Closing Date Deliveries.  Subject to fulfillment or waiver of the conditions set forth in Section 7, at the Closing, Seller shall deliver to Buyer all of the following:

(a)  A “Bill of Sale”, in the form reasonably satisfactory to Buyer, executed by a duly authorized officer of Ram-Fab, Inc.;

                         (b)  A copy of each Seller’s Articles of Incorporation and Bylaws, and all amendments of the same, certified by an officer of Seller as of a recent date;

 (c)  Certificate of existence for each Seller issued as of a recent date by the Secretary of State of Arkansas;

(d)  A certificate of an officer of each Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the resolutions of the Board of Directors of Seller authorizing the execution and performance of this Agreement and the transactions contemplated hereby and thereby; and (ii) the incumbency and signatures of the officers of Seller executing this Agreement;

(f)  A certificate, dated the Closing Date, signed on behalf of Seller by a duly authorized officer of Seller, stating that there has been no material breach by Seller in the performance of any of its covenants and agreements herein which has not have been remedied or cured, and each of the representations and warranties of Seller contained in this Agreement are true and correct in all material respects on the Closing Date as though made on the Closing Date (except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction contemplated by this Agreement);

(g)  Copies of all Governmental Authorizations, if any, included in the Purchased Assets;

(h)    a document properly executed and in a form reasonably satisfactory to Buyer terminating all leases between Ram-Fab, Inc. and Jones Resource Group, Inc. with regard to the property described in the Lease and including without limitation the consent of any person(s) having a security interest in, or assignment of, such leases; ;

                (i)    Noncompete and nonsolicitation of employee agreements of Byron Jones, Mike Jones, Steve Jones and Ram-Fab, Inc. in the form acceptable to Buyer;

(j)      The Lease and Memorandum, executed by the lessor therein;

(k)      An agreement from Seller, satisfactory to Buyer, providing for indemnification to Buyer for Seller’s or its shareholders’ use of any private aircraft owned by either Seller and providing for Seller to insure such aircraft with Buyer as an additional insured;

(l)      The Survey;

               (n)       Copy of deed, and proof of recording of same, conveying Lot 2 of the Property from Ram Fab, Inc. to Jones Resource Group, Inc.;

(o)      Properly executed employment Agreements with Mike Jones and Steve Jones in the form acceptable to Buyer; properly executed consulting Agreement with Byron Jones in form acceptable to Buyer;

(p)      evidence acceptable to Buyer showing the termination of all liens and mortgages of record filed by First National Bank of  Crossett against both or either Seller;

              (q)      a document properly executed, in recordable form with the Secretary of State of Arkansas and with appropriate filing fee attached,  changing the name of Ram-Fab, Inc. to a name reasonably acceptable to Buyer;

               (r)      A document assigning the ancillary lease to Buyer in form acceptable to Buyer; and

(s)      Such other documents and instruments, executed by duly authorized officers of Seller where applicable, as may be reasonably requested by Buyer.

2.5           Procedure for Purchased Assets not Assignable at Closing.  To the extent that the assignment of any Contracts, license, or other agreement to Buyer requires the consent of the other party thereto, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or cause a loss of benefits thereunder, but Seller agrees that it shall use best efforts, except for the initiation of litigation against, or payment of cash to the non-consenting party, to obtain, in writing, any required third party consents, and that if any such consent is not obtained, Seller will cooperate with Buyer in any arrangement reasonably acceptable to Buyer designed to provide Buyer with the rights, privileges, and benefits under any such Contracts, license, lease or other agreement, including the enforcement, for the account and benefit of Buyer, of any and all rights of Seller against any other person arising out of the default or cancellation by such other person or otherwise.

3. REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby represents and warrants to Buyer as set forth below.

3.1 Organization and Power and Authority of Seller.  Each Seller is a corporation duly organized, validly existing and in good standing under the laws of Arkansas.  Each Seller has the power and authority to carry on the business conducted by such Seller in the manner conducted immediately prior to the date of this Agreement.

3.2 Authority of Seller.  Seller has the power and authority to execute, deliver and perform this Agreement.  The execution, delivery and performance of this Agreement by Seller have been duly authorized and approved.  This Agreement has been duly authorized, executed and delivered by Seller and (assuming the valid authorization, execution and delivery of this Agreement by Buyer) is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

3.3 Conflicts.  The execution and delivery by Seller of this Agreement and the performance by it of its obligations hereunder or thereunder, do not and will not:

(a)           Violate any provision of the Articles of Incorporation or Bylaws of Seller;

(b)           (i) To the Knowledge of Seller, violate any provision of applicable law relating to Seller; (ii) violate any provision of any order, arbitration award, judgment or decree to which Seller is subject; or (iii) require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority; or

(c)           (i)  require a consent, approval or waiver from, or notice to, any party to a contract to which Seller is or will be a party, or (ii) result in a breach of or cause a default under any provision of a contract to which Seller is or will be a party.

3.4 No Litigation or Regulatory Action. There are no lawsuits, claims, suits, regulatory proceedings or investigations pending or, to the Knowledge of Seller, threatened against Seller.

3.5 Employees.  To the Knowledge of Seller, with respect to the Ram-Fab, Inc. employees, (a) Seller is and has been in compliance in all material respects with all rules and regulations respecting employment, employee plans, employment practices, terms and conditions of employment and wages and hours requirements, the sponsorship, maintenance, administration and operation of occupational safety and health programs, and (b) Seller is not engaged in any violation of any law, rule or regulation related to employment, including unfair labor practices or employment discrimination.  There are no representation elections, arbitration proceedings, labor strikes, slowdowns or stoppages or, to Seller’s Knowledge, claims of discrimination or unfair labor practices pending or threatened with respect to any employee(s) of Seller.  There has not been any citation, fine or penalty imposed or asserted against Seller under any law or regulation relating to employment, immigration or safety matters.  There are no complaints against Seller pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board or any similar state or local labor agencies, or before the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee or former employee of Seller.

3.6 Disclosure.  No representation or warranty or other statement made by Seller in this Agreement, the Attachments and schedules hereto or otherwise in connection with the transactions contemplated hereby contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

3.7 Compliance with Laws.  To the Knowledge, Seller is in material compliance with all laws and regulations applicable to it relating to the Purchased Assets and the Business or the operation, ownership or use of the Purchased Assets.

3.8  Financial Information.  To the Knowledge of Seller, all financial information, equipment information and inventory information of Ram-Fab, Inc. given to Buyer prior to Closing is true, correct, accurate and complete in all material respects and is in accordance with the books and records of Ram-Fab, Inc.

                         3.10      Accounts Receivable.  All of the accounts receivable of Seller shown in Attachment 1.1(b) arise from transactions in the ordinary course of Seller’s business.  Seller has no Knowledge of any defenses or setoffs to the debt represented by any account receivable shown in Attachment 1.1(b).

3.11           Customer Adjustment.   Seller has no Knowledge or notice of any pending returns or adjustments to be taken by Seller’s customers for sales occurring prior to the Closing Date.

            3.12          Intellectual Property.  Neither Seller, nor any employee, agent or Affiliate of Seller, has granted any rights, title, or interests to any person or entity respecting any Intellectual Property of Ram-Fab, Inc.

3.14           ERISA.  Seller represents that it has undertaken no action or omission which, standing alone, would cause Buyer to incur liability under any employee pension benefit plan (as defined under section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (ERISA)) sponsored by the Seller.  In this connection, Seller acknowledges that Buyer is paying fair value for the Purchased Assets.

3.15.           Supply Contacts.  Ram-Fab, Inc.,  is not a party to any supply, delivery, or purchase contract which obligates it to (a) purchase goods or services exclusively from a particular vendor, (b) sell goods or services exclusively to one customer or to sell goods or services to a customer under a master contract or other agreement which applies to more than one job site of the customer.

3.16           Ancillary Lease.  Seller presently leases a portion of  the Property to Pioneer Civil Construction under a written lease with a current expiration date of March 31, 2009 (the “Ancillary Lease”).  Seller represents and warrants that the lessee under the Ancillary Lease has no right to extend the term thereof or to purchase the real estate leased thereunder. Seller agrees that so long as the Ancillary Lease is in effect, including without limitation the period after the closing of this Agreement, Seller shall not without the written consent of Buyer,  and subject to any conditions imposed by Buyer , extend the term of the Ancillary lease or permit the tenant thereunder to purchase or have a right to purchase the property leased under the Ancillary Lease.

3.17           Environmental Matters.

Seller absolutely and unconditionally warrants that it has and possesses all necessary and applicable federal, state and permits which are required under Environmental Laws (defined below) for the operation of the Business and that it has and possesses all federal or state permits which regulate or pertain to wastewater, storm water, water (surface and groundwater), air emission and hazardous materials relating to the Business or the Property.

Further, to Seller’s Knowledge:

(a)           any and all oil, petroleum product, waste oil, hazardous waste, hazardous substances, toxic substances or hazardous materials used or generated by Seller have always been or are being generated, used, stored or treated by Seller on and at any of the properties or facilities owned or leased by Seller or on any jobsite at which Seller has performed the Business prior to the Closing Date (collectively, the “Site”) in compliance with federal, state and local laws, regulations and ordinances;

(b)           no petroleum, oil, hazardous substances or hazardous waste have ever been shipped by Seller to other sites or facilities for treatment, storage or disposal in a manner that violates any laws or regulations;

(c)           all wells, water discharges and other water diversions on any Site are properly registered and/or permitted;

(d)           Seller is in compliance with and has not in the past violated the Resource Conservation and Recovery Act, The Comprehensive Environmental Response, Compensation, and Liability Act, The Hazardous Materials Transportation Act, The Federal Water Pollution Control Act, The Clean Air Act, The Clean Water Act, The Toxic Substances Control Act, and corresponding state and local statutes, and ordinances and any amendments, or successor legislation to such Acts (collectively, the “Environmental Laws”).

(e)           Seller is not aware of any claim or suit or threatened claim or suit related in any form or fashion to any claim of pollution or environmental contamination against Seller or relating to the Property whether brought under federal, state, or local law or for nuisance or negligence and whether at law or in equity.

(f)           No petroleum, oil, hazardous substances or hazardous wastes have been released into or are present in the soil and/or groundwater at the Site or other properties.

(g)           For purposes of this section, “hazardous waste”, “hazardous substances”, “hazardous material”, “oil”, “petroleum”, “toxic substances”, “manifest”, “material safety data sheets”, and “response action” shall have the meaning set forth in the Resource Conservation and Recovery Act, The Comprehensive Environmental Response, Compensation and Liability Act, The Hazardous Materials Transportation Act, The Federal Water Pollution Control Act, The Toxic Substances Control Act, and corresponding state and local statutes, and ordinances and any amendments, or successor legislation to such Acts, or as currently defined in any federal, state or local regulations adopted pursuant to such Acts (collectively, the “Environmental Laws”).

    (h)           Seller within five (5) business days after the date of this Agreement shall deliver to Buyer copies of all environmental reports, notices of violation, assessments, studies and tests in Seller’s possession or control which relate to the Business or the Property including, but not limited to, any and all Phase I environmental assessments.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller as follows:

4.1 Organization and Power and Authority of Buyer.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of South Carolina.  Buyer has the legal power and authority to carry on the business conducted by Buyer in the manner conducted immediately prior to the date of this Agreement.

4.2 Authority of Buyer. Buyer has the legal power and authority to execute, deliver and perform this Agreement.  The execution, delivery and performance of this Agreement by Buyer have been duly authorized and approved by all necessary legal action. This Agreement has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Seller) is the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles.

4.3 Conflicts. The execution and delivery by Buyer of this Agreement and the performance by it of its obligations hereunder or thereunder, does not and will not:

(a)           Violate any provision of the Articles of Organization or Operating Agreement  of Buyer;

            (b)              To the best knowledge of Buyer, (i) violate any provision of applicable law relating to Buyer; (ii) violate any provision of any order, arbitration award, judgment or decree to which Buyer is subject; or (iii) require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority; or
(c)           (i) Require a consent, approval or waiver from, or notice to, any party to a contract to which Buyer is a party, or (ii) result in a breach of or cause a default under any provision of a contract to which Buyer is a party.

4.4 Disclosure.  No representation or warranty or other statement made by Buyer in this Agreement or otherwise in connection with the transactions contemplated hereby contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

                          4.5   Ability to Close.  On the date hereof, Buyer has, and on the Closing Date, Buyer will have, readily available the funds necessary to consummate the transactions described herein.

5. OTHER AGREEMENTS

5.1    Expenses.  Except as otherwise expressly provided herein, each Party shall bear its own costs and expenses incurred in connection with the transactions contemplated hereby.

5.2     Lease.   At Closing Jones Resource Group, Inc., and Buyer shall enter into the Lease for the Property as may be acceptable to Buyer (the “Lease”).  Further, the Parties shall execute and deliver the Memorandum of Lease (“Memorandum”) described in Section 34 of the Lease.

5.3     Standstill.  Prior to the Closing Date, Seller shall not offer to sell or in any manner conduct or participate in negotiations for the sale of the Business or the Property.

5.4           Conduct of Business.  Prior to the Closing Date, Seller shall operate the Business in its ordinary and customary manner and shall not (a) incur debt other than normal trade debt, (b) sell or transfer inventory other than in the ordinary course of Seller’s business, in accordance with Seller’s usual and customary terms of sale, or (c) sell, lease or transfer any equipment, account receivable or raw materials to any other Person.

              5.5         Due Diligence.  Seller will cooperate with Buyer and promptly provide Buyer with such due diligence information as Buyer reasonably requests.

5.6           Further Assurances.  Seller, from time to time after the Closing Date at the reasonable request of Buyer, shall execute and deliver further instruments of transfer and assignment (in addition to those required hereunder) and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer each of the Purchased Assets or as otherwise necessary to effect Buyers rights under this Agreement; provided, however, Buyer shall pay all reasonable costs relating thereto.  Seller shall cooperate with Buyer to permit Buyer to enjoy Seller’s rating and benefits under the worker’s compensation laws and unemployment compensation laws of applicable jurisdictions, to the extent permitted by such laws.

  5.7           Survey.  Seller shall deliver to Buyer at or prior to Closing an updated survey of the real estate which is the subject of the Lease.  The survey shall be prepared by a licensed surveyor and shall be an , shall be certified to Buyer and shall show dimensions of the property, property boundaries, building and other improvements locations, encroachments, easements, parking areas, and roadways if any (the "Survey").

5.8           Attornment Agreement.  Within thirty (30) days after the Closing Date, Seller shall use its best efforts to obtain for Buyer’s benefit an attornment and non-disturbance agreement (“Attornment Agreement”), in form reasonably satisfactory to Buyer, from any lender having a lien on the Property (“Lien Lender”) which grants Buyer the right to remain in possession of the Property under the Lease (and conditioned on Buyer’s timely performance of all duties and  obligations owed under the Lease) notwithstanding any default by Sellers in any debt obligations to the Lien Lender or the exercise by the Lien Lender of any rights of foreclosure or other rights in or against the Property and arising from or in connection with such debt obligations of Seller.  The Attornment Agreement, inter alia, must also provide that the Lien Lender will honor any purchase option right of Buyer under the Lease.  Buyer agrees that it will consent to any request by the Lien Lender that the Lease be assigned to the Lien Lender as additional security for the debt obligation secured by the Lien Lender’s lien in the Property.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

6.1    Deliveries by Seller.  Seller shall have delivered to Buyer all the items and deliverables called for by Section 2.4.

6.2    Property Contact.  Jones Resource Group, Inc. and Buyer shall have executed and delivered the Lease.

6.3    No Breach by Seller.   Seller shall have complied with, and not be in breach of, any duty, obligation, warranty, representation or liability owed or made to Buyer under this Agreement.

             6.4      Environmental Matters.  Buyer shall be satisfied with the environmental condition of the Purchased Assets and the Property.

              6.5       This Section is intentionally left blank.

6.6.       Agreement to Attachments.  The Parties shall have mutually agreed to the contents of Attachments 1.1(a), 1.1(b), 1.1(c), 1.1(d), 1.2(e), 1.3(a), 1.5(d) and the dollar values as may be shown thereon.

6.7      No Material Adverse Change.    In the reasonable opinion of Buyer, after the date of this Agreement no material adverse change shall have occurred in the Business or the Property.

6.8           Real Estate.  (a)  The Survey does not disclose encroachments, set back line violations or other matters which in Buyer’s reasonable opinion have a materially adverse effect either on the market value or the use of the property for Buyer’s intended activities; or, (b)  in Buyer’s reasonable opinion, and based on a leasehold title insurance binder to be obtained by Buyer at its cost, Jones Resource Group, Inc. shall have good and marketable fee simple title to the real estate shown in the Survey; provided, however, Seller in its absolute discretion may elect to waive any impairment or defect of title, including without limitation an impairment arising from  the existence of a mortgage lien or other lien on the subject property.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

7.1   Delivery by Buyer.  Buyer shall have delivered to Seller all the deliverables called for by Section 2.3.

7.2   Lease.  Buyer shall have executed and delivered the Lease

7.3           No Breach by Buyer.   Buyer shall have complied with, and not be in breach of, any duty, obligation, warranty, representation or liability owed or made to Seller under this Agreement.

7.4           Agreement to Attachments.   The Parties shall have mutually agreed to the contents of Attachments 1.1(a), 1.1(b), 1.1(c), 1.1(d), 1.2(e), 1.3(a), 1.5(d) and the dollar values as may be shown thereon.

8.           INDEMNIFICATION

8.1           Indemnification by Seller.  From and after the Closing, Seller shall indemnify and hold harmless each Buyer Group Member from and against any and all liabilities and expenses incurred by any Buyer Group Member in connection with or arising from:  (a) any breach of any warranty or the inaccuracy of any representation of Seller contained in this Agreement, (b) any breach by Seller of, or failure by Seller to perform, any of its covenants or obligations contained in this Agreement or in the Escrow Agreement, (c) any claim made by any Person against Buyer Group and arising in whole or part from or in connection with the  Business prior to the Closing Date (and including without limitation warranty claims or other claims arising from or in connection with goods made or sold by the Seller prior to the Closing Date) or the use or ownership of the Purchased Assets or use of the Property prior to the Closing Date, and (d) any and all Environmental Liabilities and Claims as set forth in Section 8.2 below; provided, however, that except in the case of fraud, (i) Seller shall be required to indemnify and hold harmless under clauses (a) and (b) of this Section 8.1 with respect to any liabilities, losses, claims, expenses (including reasonable attorneys’ fees) (“Claims”) incurred by Buyer Group Members only to the extent that the aggregate amount of such Claims suffered by Buyer Group Members exceeds $10,000.  Provided, however, such $10,000 exclusion shall not apply to Seller’s obligations to pay Buyer any prorated amount due from Seller as provided in Section 1.3(b), to Section 8.2 or to any amounts payable by Seller to Buyer as provided in Section  1.5(d) (ii) (iii) and (iv).

8.2           Indemnification by Seller for Environmental Claims and Liabilities.  Seller shall indemnify and hold harmless, including the payment of attorney fees and other expenses of litigation, Buyer Group and each Buyer Group Member from and against any and all claims, damages, injunctions, relief, or liabilities of any sort whatsoever including civil or criminal fines or penalties whether sought under state, federal or local statutory, regulatory, or common law or in equity, and whether brought by a governmental or regulatory entity or by a third party arising out of or related in any fashion to any (a) breach of any of Seller’s warranties and representations in Section 3.17, or (b) claim of pollution or environmental contamination, or other violation of Environmental Laws, including, but not limited to, claims under the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Clean Water Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, and similar state and local laws and regulations or any other Environmental Law including any amendments thereto and/or for negligence, strict liability, nuisance or other theory where such claim under this Section 8.2(b) relates to actions or inactions which occurred, or conditions which existed, in connection with the Business or Property prior to the Closing Date and regardless of whether Seller on the Closing Date has no Knowledge of such claim or of the relevant pre-Closing actions, inactions or conditions relating to such claim (it being the parties’ intention that Buyer’s indemnification right under Section 8.2(b) shall exist independently of any breach or non-breach of Seller’s warranties and representations in Section 3.17). The indemnities in 8.2(a) and (b) expressly include any costs related to investigation or remediation and any claims of groundwater or soil contamination for any reason including the release of petroleum related products.  This indemnifications in this Section 8.2 shall survive closing and remain in full force and effect thereafter except as time limited by Section 9.1, below.

8.3           Indemnification by Buyer. From and after the Closing, Buyer shall indemnify and hold harmless each Seller Group Member from and against any and all liabilities and expenses incurred by such Seller Group Member in connection with or arising from:  (a) any breach of any warranty or the inaccuracy of any representation of Buyer contained in this Agreement or in the Escrow Agreement, (b) any breach by Buyer of, or failure by Buyer to perform, any of its covenants and obligations contained in this Agreement, (c) the ownership, use or sale of the Purchased Assets or the operation of the Business after the Closing Date, and (d) the Assumed Liabilities; provided, however, that except in the case of fraud, (i) Buyer shall be required to indemnify and hold harmless under clauses (a) and (b) of this Section 8.3 with respect to Claims incurred by Seller Group Members only to the extent that the aggregate amount of such Claims suffered by Seller Group Members exceeds $10,000 and (ii) the aggregate amount required to be paid by Buyer pursuant to clause (a) of this Section 8.3 shall not exceed 25% of the Purchase Price, as may be adjusted pursuant to Section 1.5(d). Provided, however, such $10,000 exclusion and 25% cap shall not apply to Buyer’s obligation to pay Seller any amount due from Buyer as provided in Section 1.3(b).

8.4        Notice of Claims.

(a) Any Buyer Group Member or Seller Group Member seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the Party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that the failure of any Indemnified Party to give the Claim Notice promptly as required by this Section 8.4(a) shall not affect such Indemnified Party's rights under this Section 8 except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor.

(b) In calculating any Liability or Expense there shall be deducted (i) any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer); (ii) any indemnification, contribution or other similar payment actually recovered by the Indemnified Party from any third Party with respect thereto; and (iii) any tax benefit or refund actually received or enjoyed by, the applicable Indemnified Party as a result of such Liability or Expense.  Any such amounts or benefits received by an Indemnified Party with respect to any indemnity claim after it has received an indemnity payment hereunder shall be promptly paid over to the Indemnitor, but not in excess of the amount paid by the Indemnitor to the Indemnified Party with respect to such claim.

(c) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Section 8 shall be determined:  (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree.  The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.  The Indemnified Party shall have the burden of proof in establishing the amount of Liabilities and Expenses suffered by it.  All amounts due to the Indemnified Party as so finally determined shall be paid by wire transfer within thirty days after such final determination.

8.5           Third Person Claims.

(a)           In order for a Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party, such Indemnified Party must notify the Indemnitor in writing, and in reasonable detail, of the third Person claim within ten days after receipt by such Indemnified Party of written notice of the third Person claim.  Thereafter, the Indemnified Party shall deliver to the Indemnitor, within five days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim.  Notwithstanding the foregoing, should a Party be physically served with a complaint with regard to a third Person claim, the Indemnified Party must notify the Indemnitor with a copy of the complaint within five days after receipt thereof and shall deliver to the Indemnitor within seven days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim (or in each case such earlier time as may be necessary to enable the Indemnitor to respond to the court proceedings on a timely basis).

(b)           In the event of the initiation of any legal proceeding against the Indemnified Party by a third Person, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense.  The Parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand.  To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, at the expense of the Indemnitor, and control the defense of such proceeding.  Neither the Indemnitor nor the Indemnified Party may settle any such proceeding, which settlement obligates the other Party to pay money, to perform obligations or to admit liability without the consent of the other Party, such consent not to be unreasonably withheld.  After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnifiable by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer within thirty (30) days after the date of such notice.

8.6           Limitations.

(a)           Any indemnity payment hereunder shall be treated for tax purposes as an adjustment of the Purchase Price to the extent such characterization is proper or permissible under relevant tax law, including court decisions, statutes, regulations and administrative promulgations.

(b)           Except for remedies that cannot be waived as a matter of law and injunctive and provisional relief and except as otherwise provided in this Section 8,, if the Closing occurs, this Section 8 shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the sale of the Purchased Assets.

(c)           No Party shall have any liability for any special, exemplary, punitive, indirect, or consequential damages (including loss of profit or revenue) suffered or incurred by any Buyer Group Member or Seller Group Member, as the case may be.

(d)           The Closing of the transactions contemplated by this Agreement shall constitute a waiver by any Party of its rights to indemnification or otherwise at law or equity hereunder, if the Party claiming such right had Knowledge of the breach, violation or failure of condition constituting the basis of the claim at or before the Closing Date.

8.6           Mitigation.  Each Party agrees to take all reasonable steps and use commercially reasonable efforts to mitigate their respective liabilities and Expenses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any liabilities and Expenses that are indemnifiable hereunder.

           8.7            Setoff.  If Seller becomes obligated to Buyer Group as a consequence or in connection with Seller’s indemnification obligations set forth in this Section 8, Buyer at all times shall have the right to setoff the same against any monies payable by Buyer to Seller, including without limitation rental payments payable to Jones Resource Group, Inc., under the Lease or the purchase price payable by Buyer if it purchases the Property pursuant to the purchase option granted in the Lease.   .

9.           GENERAL PROVISIONS

9.1           Survival.  No covenant or agreement contained herein to be performed wholly prior to or on the Closing Date shall survive the Closing Date and any covenant and agreement to be performed wholly or partially after the Closing Date (including without limitation the obligations arising under Section 1.5(d)) shall survive the Closing indefinitely, except as otherwise specifically provided herein; provided, however, except as otherwise specifically provided in (a) and (b) of this Section 9.1, or as otherwise expressly may be provided elsewhere in this Agreement, each representation and warranty and the indemnifications contained herein shall survive the Closing until, and will expire and be of no force and effect on, the conclusion of six (6) months following the Closing Date; provided, however, (a) in regard to a claim arising from or in connection with fraud, such claim, and any indemnification obligation pertaining thereto shall be barred only by an applicable statute of limitation, and (b) in regard to a claim arising from or in connection with Sections 3.17 and/or 8.2, such claim, and any indemnification obligation pertaining thereto, shall be barred if the claim arises more than five (5) years after the Closing Date.

9.2           Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally against written receipt, (b) if sent by registered or certified mail, return receipt requested, postage prepaid, when received, (c) when received by facsimile transmission if confirmed by the other means described in clause (a), or (b), and (d) when delivered by a nationally recognized overnight courier service, prepaid, and shall be addressed as follows:

If to Seller, to:

Mr. Byron Jones
           1410 Pecan St.
           Crossett, AR 71635

with a copy to:

Hyden, Miron & Foster, PLLC
200 Louisiana
Little Rock, AR 72201
Attn.: James W. Hyden
Facsimile: (501) 376-7047

If to Buyer, to:

Gregory M. Bowie, Vice President of Finance
Synalloy Corporation
2155 West Croft Circle
Post Office Box 5627
Spartanburg, South Carolina  29304
Facsimile: (864) 240-3300

with a copy to:

Haynsworth Sinkler Boyd, P.A.
P.O. Box 2048
75 Beattie Place
Greenville, South Carolina 29602
Attention: Andrew J. White Jr.

Facsimile: (864) 240-3300

or to such other address as such Party may indicate by a written notice delivered to the other Party in accordance with this Section 9.2.

9.3           Successors and Assigns.  Except in the case of Buyer’s Designee, neither Party may assign its rights under this Agreement without the written consent of the other Party (which consent shall not be unreasonably withheld or delayed), it being agreed that no such consent shall relieve the assigning Party of its obligations hereunder or thereunder;  provided, however, Buyer on or prior to the Closing Date may assign all its rights and obligations under this Agreement to a Person in which Buyer’s ownership interest is 50% or more. Notwithstanding the foregoing, the assignment of this Agreement by the Buyer shall not release the Buyer or Seller from their specific obligations to each other, or diminish their respective rights against each other, with respect to any covenants or obligations set forth in this Agreement or in any related agreements executed as part of the transactions contemplated herein. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person, other than the Parties and successors and assigns permitted by this Section 9.3, and the Indemnified Parties under Section 8, any right, remedy or claim under or by reason of this Agreement.

9.4           Entire Agreement; Amendments.  This Agreement and the Attachments referred to herein (which are hereby incorporated herein by such references), contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all other prior agreements, understandings, term sheets, or letters of intent between the Parties.  Neither this Agreement shall be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties.

9.5           Interpretation.

(a)           Titles and headings to articles, sections and subsections in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(b)           This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

9.6           Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized representative of such Party.  The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or thereof or the right of any Party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

9.7           This section is intentionally left blank.

9.8           Partial Invalidity; Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof or thereof, unless such a construction would be unreasonable.

9.9           Execution in Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to the other.  Fax signatures shall be sufficient under this Agreement.

9.10           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Arkansas.

9.11           Attorneys’ and Experts’ Fees. If any legal action, suit or proceeding arising out of or related to this Agreement (any of the foregoing, an “Action”) is brought for the enforcement of this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorneys’ and experts’ fees and other costs incurred in the Action, in addition to any other relief to which it may be entitled.

9.12           Jurisdiction and Venue.  Any Party (the “Plaintiff”) wishing to bring an Action against the other Party (the “Defendant”) hereby irrevocably and unconditionally agrees to the non-exclusive jurisdiction of any state or federal court located in Pulaski County, Arkansas,   Without limiting the foregoing, each Party agrees not to plead or claim that any such court is an inconvenient or otherwise improper or inappropriate forum.

9.13           Warranty of Title; Disclaimer of Other Warranties.  Seller makes no representations or warranties with respect to any projections, forecasts or forward-looking information provided to Buyer, if any.  Buyer acknowledges that there is no assurance that any projected or forecasted results will be achieved.  EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES AND COVENANTS IN THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THOSE IN SECTION 1.7, SELLER IS SELLING THE PURCHASED ASSETS ON AN “AS IS, WHERE IS” BASIS AND SELLER DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES WHETHER EXPRESS OR IMPLIED.  SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER.  Except as may otherwise be expressly set forth in this Agreement, Buyer acknowledges that neither Seller nor any of its Representatives or Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries, Attachments or schedules heretofore made available by Seller or its Representatives or Affiliates to Buyer or any Affiliate of Buyer or any other information which is not included in this Agreement or the schedules and Attachments hereto, and neither Seller nor any of its Representatives or Affiliates nor any other Person will have or be subject to any liability to Buyer, any Affiliate of Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer, any Affiliate of Buyer or any of their agents, consultants, accountants, counsel or other Representatives.

9.14           No Third Party Benefits.  There are no third party beneficiaries of this Agreement.  The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns, and they shall not be construed as conferring any rights on any other persons.

9.15           Announcements. The Parties agree that no press release or other public statement concerning the negotiation, execution and delivery of this Agreement or the transactions contemplated hereby shall be issued or made without the prior written approval of both Buyer and Seller (which approval shall not be unreasonably withheld).

9.16           Post-Closing Actions.  After the Closing Date Seller shall cooperate with Buyer as reasonably necessary to grant Buyer the benefits of this Agreement.

9.17  Monetary Units.  All dollars referenced in this Agreement are U.S. dollars.

10.           DEFINITIONS

10.1           Definitions.  In this Agreement, the following terms have the meanings specified or referred to in this Section 10.1 and shall be equally applicable to both the singular and plural forms.

“ADFA Collateral” means those items of property described in Uniform Commerical Code financing statements filed with the Secretary of State of Arkansas showing the Arkansas Development Finance Authority as the Secured Party and showing Jones Resource Group, Inc. as the debtor.

“Affiliate” means, with respect to any Person, any other Person, which directly or indirectly controls, is controlled by or is under common control with such Person.

 “Buyer Group Member” means Buyer and its Affiliates and their respective directors, officers, employees, agents, attorneys and consultants and their successors and assigns.

 “Encumbrance” means any lien, encumbrance, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.

“Expenses” means any and all reasonable expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, court, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing or any arbitrator or arbitration panel.

“Governmental Authorization” means any consent, license, registration or permit issued, granted or given or otherwise made available by or under the authority of any Governmental Authority pursuant to any legal requirement.

“Insider” shall have the same definition as used in the United States Bankruptcy Code.

“Intellectual Property” means any and all (by whatever name or term known or designated) tangible and intangible and now known or hereafter existing (a) rights associated with works of authorship throughout the universe, including, without limitation, all exclusive exploitation rights, copyrights, neighboring rights, moral rights, and mask-works, (b) trademark, trade dress, and trade name rights and similar rights, (c) proprietary information, confidential information and trade secret rights, (d) patents, designs ( including without limitation packaging designs), algorithms, and other industrial property rights, (e) all other intellectual and industrial property and proprietary rights (of every kind and nature throughout the universe and however designated), whether arising by operation of law, contract, license, or otherwise, and (f) all registrations, applications, renewals, extensions, continuations, continuations in part, divisions, reexaminations or reissues thereof now or hereafter in force throughout the universe.  For purposes of this Agreement, the Intellectual Property of or belonging to Seller shall also include the rights of Seller to Intellectual Property of its licensors, service providers, and business partners that may be lawfully assigned.

“Knowledge,” as used herein with respect to the Seller, shall mean the actual knowledge of the Party or Person.

 “Order” means any judgment, consent, decree, injunction, or any other judicial or administrative mandate.

 “Person” means any individual, trust, corporation, partnership, limited liability company, joint venture or other business association or entity, court or Governmental Authority.

“Representatives” means each Party’s directors, officers, partners, members, managers, employees, agents, brokers, or other representatives (including advisers, attorneys, accountants, investment bankers, financial advisers and potential financing sources).

 “Seller Group Member” means Seller and its Affiliates and their respective directors, board of managers, officers, members, employees, agents, attorneys and consultants and their successors and assigns.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be executed as of the day and year first above written.

SELLER: RAM-FAB, INC.

By:

Name: R. Byron Jones

Title: Chief Executive Officer

SELLER: JONES RESOURCE GROUP, INC.

By:

Name: Michael Jones

Title: President

BUYER: ORGANIC PIGMENTS, LLC

By:  Synalloy Corporation, Member

By: Gregory M. Bowie

Title: Vice President, Finance